Exhibit 3.(i)

RESTATED

CERTIFICATE OF INCORPORATION

OF CNET NETWORKS, INC.

CNET Networks, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was December 14, 1992, under the original name of Center Circle Corp.

2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”). It only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Restated Certificate of Incorporation, in its entirety, is as follows:

ARTICLE I

The name of the Corporation is CNET Networks, Inc.

ARTICLE II

The name of the Corporation’s registered agent and the address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, 19805, County of New Castle.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DCGL.

ARTICLE IV

A. Authorized Shares. The total number of shares of capital stock that the Corporation shall have the authority to issue is 405,000,000, consisting of (a) 400,000,000 shares of Common Stock, $0.0001 par value per share, and (b) 5,000,000 shares of Preferred Stock, $0.01 par value per share.

B. Designations of Preferred Stock.

1. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as may be determined in the resolution or resolutions providing for the establishment of such series from time to time adopted by the Board of Directors pursuant to the authority which is hereby vested in the Board of Directors.

2. Each series of Preferred Stock:

(i) may have such number of shares;

(ii) may have such voting power, full or limited, or may be without voting power;

(iii) may be subject to redemption at such time or times and at such prices;

(iv) may be entitled to receive dividends (which may be cumulative or noncumulative), payable in cash, securities or property, at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable in any other class or classes of series of stock;

(v) may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

(vi) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon payment of dividends or the making of other distributions on, and the purchase, redemption, or other acquisition by the Corporation or any subsidiary, of any outstanding stock of the Corporation, or of other affirmative or negative covenants;

(viii) may have certain rights in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and relative rights of priority of payment of shares of that series; and

(ix) may have such other powers, designations, preferences and relative, participating, optional or other rights and qualification, limitations or restrictions thereof;

all as shall be stated in a resolution or resolutions of the Board of Directors providing for the establishment of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the establishment of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

ARTICLE V

In furtherance and not limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to alter, amend, or repeal the by-laws of the Corporation or to adopt new by-laws.

ARTICLE VI

No stockholder of the Corporation shall, solely by reason of his or her holding shares of any class of its capital stock, have any preemptive or preferential right to purchase or subscribe for any shares of any class of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class or any other security, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend, voting, or any other of such stockholder; and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights, or options to purchase shares of any class, without offering any such shares of any class, either in whole in part, to the existing holders of any class of stock of the Corporation.

ARTICLE VII

A. Board Classification. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible. At each annual meeting of stockholders, the respective successors of each class shall be elected for three-year terms.

B. Removal of Directors. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding to elect or remove directors, any or all of the directors of the Corporation may be removed by the stockholders of the Corporation only for cause and only by the affirmative vote of a majority of stockholders then entitled to vote in the election of directors. For this purpose, “cause” means (i) the director’s commission of an act of fraud or embezzlement against the Corporation; (ii) conviction of the director of a felony or a crime involving moral turpitude, (iii) the director’s gross negligence or willful misconduct in performing the director’s duties to the Corporation or its stockholders; or (iv) a director’s breach of fiduciary duty owed to the Corporation.

ARTICLE VIII

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the chief executive officer of the Corporation or by a majority of the members of the Board of Directors. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve international misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the

DGCL is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any revision or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

A. Right to Indemnification. Each Person who was or is made a party or is threatened to be mad a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter and “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as an executive officer or director or in any other capacity while serving as an officer or director shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or executive officer and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however that, if the DGCL requires, and advancement of expenses incurred by an indemnitee in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expense under this Article or otherwise.

B. Right of Indemnitee to Bring Suit. If a claim under Paragraph A of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the DGCL, and in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that the indemnitee has not met the applicable standard set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnity, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article or otherwise shall be on the Corporation.

C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right that any person may have or hereafter acquire under this Restated Certificate of Incorporation or any other by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL

E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors and executive officers of the Corporation.

IN WITNESS WHEREOF, the Board of Directors has caused this restated Certificate of Incorporation to be executed and filed on this 12th day of January, 2005.

By affixing my signature below, I affirm and acknowledge, under penalties of perjury, that this instrument is executed on behalf of the Corporation and that the facts stated therein are true and correct.

CNET Networks, Inc.

/s/ Sharon Le Duy
Sharon Le Duy
Senior Vice President and General Counsel